Shepherd’s Finance, LLC Reports 2017 Results

JACKSONVILLE, FL – April 12, 2018 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the year ended December 31, 2017.

2017 Financial Highlights

●	Earnings Growth – Net income increased approximately $0.3 million, or 51%, to $0.8 million for the year ended December 31, 2017 compared to net income of approximately $0.5 million for the year ended December 31, 2016.

●	Interest Income Growth – Interest and fees on loans increased approximately $2.2 million, or 60%, to approximately $5.8 million for the year ended December 31, 2017 compared to interest and fees on loans of approximately $3.6 million for the year ended December 31, 2016. The increase resulted from increased average loan volume.

●	Loan Growth – Loans receivable, net increased approximately $9.9 million, or 49.5%, to approximately $30.0 million for the year ended December 31, 2017 compared to loans receivable, net of approximately $20.1 million for the year ended December 31, 2016.

●	Asset Quality Improvement – Foreclosed assets decreased approximately $1.8 million to $1.0 million, or 2.8% of total assets, as of December 31, 2017, compared to foreclosed assets of approximately $2.8 million, or 11.2% of total assets as of December 31, 2016.

“During 2017 we saw substantial growth at Shepherd’s Finance,” commented Daniel M. Wallach, CEO of Shepherd’s Finance, LLC. “Our 2017 interest income and net income were new annual records for the Company. In addition, for the last seven years since we commenced our initial fixed rate subordinated notes offering, we have delivered consecutive positive annual net income along with consistent growth in our interest and fee income.” Along with our financial growth, we made the decision to invest in our team by adding our Chief Financial Officer, Executive Vice President of Sales, and Vice President of Administrative Operations and Product Development,” continued Mr. Wallach.

Results of Operations

●	Net interest income totaled approximately $3.1 million for the year ended December 31, 2017, compared to approximately $1.9 million for the year ended December 31, 2016. The increase of approximately $1.2 million resulted primarily from the increase in our weighted average outstanding loan asset balance of approximately $9.0 million to approximately $27.3 million as of December 31, 2017, compared to approximately $18.2 million for the year ended December 31, 2016.

●	Non-interest expense increased approximately $0.9 million to approximately $2.4 million for the year ended December 31, 2017 from December 31, 2016. The increase in non-interest expense related primarily to our payroll costs as we hired a number of new employees.

Balance Sheet Management

●	We had approximately $3.5 million in cash as of December 31, 2017, compared to approximately $1.6 million as of December 31, 2016.

●	Loan receivables, net totaled approximately $30.0 million as of December 31, 2017, compared to approximately $20.1 million as of December 31, 2016. The increase primarily included approximately $12.0 million in commercial loans offset by a decrease in real estate development loans of approximately $1.3 million.

●	Notes payable unsecured, net totaled approximately $16.9 million as of December 31, 2017, compared to approximately $12.0 million as of December 31, 2016. A significant portion of our notes payable unsecured, net was from our public notes offering, constituting approximately $14.1 million and $11.2 million of the total notes payable unsecured as of December 31, 2017 and 2016, respectively. We expect our notes payable unsecured balance to increase as we raise funds in our public notes offering.

●	Notes payable secured totaled approximately $11.6 million as of December 31, 2017, compared to approximately $7.3 million as of December 31, 2016. A significant portion of our notes payable secured was from our two loan purchase and sale agreements with Builder Finance, Inc. and S.K. Funding, LLC. The principal amount of loans sold under our purchase and sale agreements totaled approximately $8.2 million and $7.3 million, respectively, as of December 31, 2017.

Notable 2018 Events to Date

●	Appointment of New Chief Financial Officer – Shepherd’s previously announced that it had appointed Catherine Loftin as Chief Financial Officer on January 2, 2018. Ms. Loftin is a Certified Public Accountant registered in the State of Georgia. Ms. Loftin previously served as the Company’s Controller, joining Shepherd’s in November 2017. Prior to joining Shepherd’s, Ms. Loftin was the Corporate Controller for Lucas Group from November 2016 to June 2017. Prior to Lucas Group, Ms. Loftin was a Division Controller for Pulte Group from July 2014 through November 2016. Ms. Loftin spent a majority of her career with Simmons Bedding Company as Manager of Financial Reporting from 2006 to 2013. Ms. Loftin started her accounting career with PricewaterhouseCoopers, after an internship with PricewaterhouseCoopers. Ms. Loftin received her Bachelors of Business of Administration from the Terry College of Business at the University of Georgia, and her Masters of Accounting from Kennesaw State University’s Coles College of Business.

●	Appointment of New Executive Vice President of Sales – Shepherd’s also previously announced that it had appointed William Myrick as Executive Vice President of Sales on March 5, 2018. Mr. Myrick was one of the Company’s independent managers from March 2012 until March 2018. He has been involved in lumber and building materials for over 35 years. From July 2012 through December 2017, Mr. Myrick was the CEO of American Builders Supply, a building material supplier to homebuilders, where he was responsible for all aspects of the management of that business. From January 2007 to July 2011, he held various executive officer positions with ProBuild Holdings, including, most recently, CEO, and was responsible for all aspects of the management of ProBuild’s business. From 1982 to January 2007, Mr. Myrick was with 84 Lumber Company, where he held positions including, most recently, Chief Operating Officer. Mr. Myrick served as a director of ProBuild from July 2010 to July 2011, and currently serves as a director of American Builders Supply, a position he has held since July 2012. He is a graduate of the Advanced Management Program from Harvard Business School.

●	New Vice President Administrative Operations and Product Development – Shepherd’s hired Kimberly Bedford as the new Vice President of Administrative Operations and Product Development on February 5, 2018. Prior to joining Shepherd’s, Ms. Bedford was the Assistant Vice President, Construction Loan Processing Manager and Construction Disbursement Quality Assurance Specialist at EverBank from 2015 to 2018. Prior to EverBank, Ms. Bedford was with 84 Financial from 2002 to 2013, where she held various positions including, most recently, Vice President responsible for construction loan administration operations and product management. From 1997 to 2002, Ms. Bedford was with Liberty Savings Bank as Assistant Vice President, Construction Closing Manager and was responsible for underwriting.

●	Announcement of an Interest Rate Increase in the Subordinated Notes Program - Shepherd’s announced the following increases in interest rates for its public notes offering, effective as of March 6, 2018:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	9%	9.38%	9.38%
18 Months	10%	10.47%	16.11%
30 Months	10.5%	11.02%	29.87%
48 Months	11%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.50%, we take .075/12 which is .00625 plus 1 which is 1.0776, and then multiply 1.0776 by itself 11 more times which yields 1.0776, then subtracting off the 1, leaving .0776, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.76%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48-month investment with an Annual Interest Rate of 10.0%, we take .100/12 which is .008333 plus 1 which is 1.00833, and then multiply 1.00833 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving .4894, and finally converting to a percentage, which gives us an Effective Yield to Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2017, Shepherd’s Finance, LLC had approximately $30.0 million in loan assets and had 168 construction loans in 16 states with 52 borrowers. For more information, please visit http://shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2017 and 2016

(AUDITED)

(in thousands of dollars)	2017	2016

Assets
Cash and cash equivalents	$3,478	$1,566
Accrued interest receivable	720	280
Loans receivable, net	30,043	20,091
Foreclosed assets	1,036	2,798
Property, plant and equipment	910	69
Other assets	168	82
Total assets	$36,355	$24,886
Liabilities and Members’ Capital
Customer interest escrow	$935	$812
Accounts payable and accrued expenses	705	377
Accrued interest payable	1,353	986
Notes payable secured	11,644	7,322
Notes payable unsecured, net of deferred financing costs	16,904	11,962
Due to preferred equity member	31	28
Total liabilities	$31,572	$21,487

Commitments and Contingencies

Redeemable Preferred Equity
Series C preferred equity	$1,097	$-

Members’ Capital
Series B preferred equity	1,240	1,150
Class A common equity	2,446	2,249
Members’ capital	$3,686	$3,399

Total liabilities and members’ capital	$36,355	$24,886

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2017 and 2016

(AUDITED)

(in thousands of dollars)	2017	2016

Net Interest Income
Interest and fee income on loans	$5,812	$3,640
Interest expense:
Interest related to secured borrowings	1,047	570
Interest related to unsecured borrowings	1,660	1,178
Interest expense	$2,707	$1,748

Net interest income	3,105	1,892

Less: Loan loss provision	44	16
Net interest income after loan loss provision	3,061	1,876

Non-Interest Income
Gain on foreclosure of assets	–	44
Gain on sale of foreclosed assets	77	28
Total non-interest income	77	72

Income	3,138	1948

Non-Interest Expense
Selling, general and administrative	2,090	1,319
Impairment loss on foreclosed assets	266	111
Total non-interest expense	2,356	1,430

Net income	$782	$518

Earned distribution to preferred equity holder	212	107

Net income attributable to common equity holders	$570	$411